PROMISSORY NOTE

Principal
$70,000.00
Loan Date
06-08-1998
Maturity
05-17-2001
Loan No.
017273
Call
1906B0
Collateral
110
Account
3000185 000
Officer
001
Initials


   References in the shaded area are for Lender's use only and do not limit the applicability of this document to any particular loan or item.


Borrower:         MARK SCHAFTLEIN (SSN:  ###-##-####)
                  217 GLEASON STREET #B
                  DELRAY BEACH, FL  33483

Lender:           SECURITY BANK OF DUPAGE
                  COMMERCIAL LOANS
                  1112 SOUTH WASHINGTON STREET
                  NAPERVILLE, IL 60540




Principal Amount:    $70,000.00           Interest Rate:  10.000%
Date of Note:  June 8, 1998

PROMISE TO PAY. I promise to pay to SECURITY BANK OF DUPAGE ("Lender"), or order, in lawful money of the United States of America, the principal amount of Seventy Thousand & 00/100 Dollars ($70,000), together with interest at the rate of 10.000% per annum on the unpaid principal balance from June 8,1998, until paid in full.

PAYMENT. I will pay this loan in 12 payments of $6,786.72 each payment. My first payment is due August 17, 1998, and all subsequent payments are due on the same day of each quarter after that. My final payment will be due on May 17, 2001, and will be for all principal and all accrued interest not yet paid. Payments include principal and interest. Interest on this Note is computed on a 365/365 simple interest basis; that is, by applying the ratio of the annual interest rate over the number of days in a year, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. I will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing. Unless otherwise agreed or required by applicable law, payments will be applied first to any unpaid collection costs and any late charges, then to any unpaid interest, and any remaining amount to principal.

PREPAYMENT. I may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve me of my obligation to continue to make payments under the payment schedule. Rather, they will reduce the principal balance due and may result in me making fewer payments.

LATE CHARGE. If a payment is 10 days or more late, I will be charged 5.000% of the unpaid portion of the regularly scheduled payment or $5.00, whichever is greater.

DEFAULT. I will be in default if any of the following happens: (a) I fail to make any payment when due. (b) I break any promise I have made to Lender, or I fail to comply with or to perform when due any other term, obligation, covenant, or condition contained in this Note or any agreement related to this Note, or in any other agreement or loan I have with Lender. (c) Any representation or statement made or furnished to Lender by me or on my behalf is false or misleading in any material respect either now or at the time made or furnished.
(d) I die or become insolvent, a receiver is appointed for any part of my property, I make an assignment for the benefit of creditors, or any proceeding is commenced either by me or against me under any bankruptcy or insolvency laws.
(e) Any creditor tries to take any of my property on or in which Lender has a lien or security interest. This includes a garnishment of any of my accounts, including deposit accounts, with Lender. (f) Any of the events described in this default section occurs with respect to any guarantor of this Note. (g) Lender in good faith deems itself insecure. If any default, other than a default in payment, is curable and if I have not been given a notice of a breach of the same provision of this Note within the preceding twelve (12) months, it may be cured (and no event of default will have occurred) if I, after receiving written notice from Lender demanding cure of such default: (a) cure the default within fifteen (15) days; or (b) if the cure requires more than fifteen (15) days, immediately initiate steps which Lender deems in Lender's sole discretion to be sufficient to cure the default and thereafter continue and complete all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

LENDER'S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due, without notice, and then I will pay that amount. Upon default, including failure to pay upon final maturity, Lender, at its option, may also, if permitted under applicable law, increase the interest rate on this Note 3.000 percentage points. The interest rate will not exceed the maximum rate permitted by applicable law. Lender may hire or pay someone else to help collect this Note if I do not pay. I also will pay Lender that amount. This includes, subject to any limits under applicable law, Lender's attorneys' fees and Lender's legal expenses whether or not there is a lawsuit, including attorneys' fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. If not prohibited by applicable law, I also will pay any court costs, in addition to all other sums provided by law. This Note has been delivered to Lender and accepted by Lender in the State of Illinois. If there is a lawsuit, I agree upon Lender's request to submit to the jurisdiction of the courts of DUPAGE County, the State of Illinois. If there is a lawsuit, I agree upon Lender's request to submit to the jurisdiction of the courts of DUPAGE County, the State of Illinois. Subject to the provisions on arbitration, this Note shall be governed by and construed in accordance with the laws of the State of Illinois.

RIGHT OF SETOFF. I grant to Lender a contractual security interest in, and hereby assign, convey, deliver, pledge, and transfer to Lender all my right, title and interest in and to, my accounts with Lender (whether checking, savings, or some other account), including without limitation all accounts held jointly with someone else and all accounts I may open in the future, excluding however all IRA and Keogh accounts, and all trust accounts for which the grant of a security interest would be prohibited by law. I authorize Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on this Note against any and all such accounts.

GARNISHMENT. I consent to the issuance of a continuing writ of garnishment or attachment against my disposable earnings, in accordance with Section 222.11, Florida Statutes, in order to satisfy, in whole or in part, any money judgment entered in favor of Lender.


COLLATERAL. This Note is secured by 103,333 SHARES OF WESTMARK GROUP HOLDINGS, INC. COMMON STOCK, CUSIP #960577 40 1.

ARBITRATION. Lender and I agree that all disputes, claims and controversies between us, whether individual, joint, or class in nature, arising from this Note or otherwise, including without limitation contract and tort disputes, shall be arbitrated pursuant to the Rules of the American Arbitration Association, upon request of either party. No act to take or dispose of any property securing this Note shall constitute a waiver of this arbitration agreement or be prohibited by this arbitration agreement. This includes, without limitation, obtaining injunctive relief or a temporary restraining order; invoking a power of sale under any deed of trust or mortgage; obtaining a writ of attachment or imposition of a receiver; or exercising any rights relating to personal property, including taking or disposing of such property with or without judicial process pursuant to Article 9 of the Uniform Commercial Code. Any disputes, claims, or controversies concerning the lawfulness or reasonableness of any act, or exercise of any right, concerning any property securing this Note, including any claim to rescind, reform, or otherwise modify any agreement relating to the property securing this Note, shall also be arbitrated, provided however that no arbitrator shall have the right or the power to enjoin or restrain any act of any party. Judgment upon any award rendered by any arbitrator may be entered in any court having jurisdiction. Nothing in this Note shall preclude any party from seeking equitable relief from a court of competent jurisdiction. The statute of limitations, estoppel, waiver, laches, and similar doctrines which would otherwise be applicable in an action brought by a party shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of an action for these purposes. The Federal Arbitration Act shall apply to the construction, interpretation, and enforcement of this arbitration provision.

GENERAL PROVISIONS. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. I and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, protest and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan, or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender's security interest in the collateral. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made.

INSURANCE. Unless I provide Lender with evidence of the insurance coverage required by my agreement with Lender, Lender may purchase insurance at my expense to protect Lender's interests in the collateral. This insurance may, but need not, protect my interests. The coverage that Lender purchases may not pay any claim that I make or any claim that is made against me in connection with the collateral. I may later cancel any insurance purchased by Lender, but only after providing Lender with evidence that I have obtained insurance as required by our agreement. If Lender purchases insurance for the collateral, I will be responsible for the costs of that insurance, including interest and any other charges Lender may impose in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The cost of the insurance may be added to my total outstanding balance or obligation. The costs of the insurance may be more than the cost of insurance I may be able to obtain on my own. PRIOR TO SIGNING THIS NOTE, I READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE. I AGREE TO THE TERMS OF THE NOTE AND ACKNOWLEDGE RECEIPT OF A COMPLETED COPY OF THE NOTE.


BORROWER:



x   /s/ Mark Schaftlein
    -------------------
    MARK SCHAFTLEIN